Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-288516) and the Registration Statement on Post-Effective Amendment to Form F-1 (File No. of 333-291557) of Waton Financial Limited and its subsidiaries (the “Company”) of our report dated July 30, 2026, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 20-F for the year ended March 31, 2026. Our report contained a paragraph of “Emphasis of Matter” relating to the Company’s significant transactions with its related parties.

/s/ UHY LLP
Irvine, California
July 30, 2026